UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2020

FTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38382	30-0780081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 2900

Fort Worth, Texas 76102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 862-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	FTSI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

As previously reported, on September 22, 2020, FTS International, Inc. (“Legacy FTSI”), FTS International Services, LLC, and FTS International Manufacturing, LLC (collectively with Legacy FTSI, the “Company”) filed petitions for voluntary relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Company’s Chapter 11 Cases were jointly administered under the caption In re FTS International, Inc., et al., Case No. 20-34622. On September 22, 2020, the Company filed the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates (as amended, modified or supplemented from time to time, the “Plan”) and the related disclosure statement (the “Disclosure Statement”).

On November 4, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and approving the Disclosure Statement. The Plan is attached to the Confirmation Order as Exhibit A. The Plan and the Confirmation Order were previously filed as Exhibits 2.1 and 99.1 to Legacy FTSI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 6, 2020 and are hereby incorporated by reference as Exhibits 2.1 and 99.1 to this Current Report on Form 8-K (this “Current Report”).

On November 19, 2020 (the “Effective Date”), the Plan became effective in accordance with its terms and the Company emerged from Chapter 11. As part of the transactions undertaken pursuant to the Plan, Legacy FTSI’s existing common stock, par value $0.01 per share, and other existing equity interests (collectively, the “FTS Common Interests”), outstanding prior to the Effective Date was cancelled and exchanged for the New Class A Common Stock (as defined below). As a result, effective as of the Effective Date, FTS International, Inc., as reorganized pursuant to the Plan (“FTSI”), became the successor reporting company to Legacy FTSI under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Current Report on Form 8-K is being filed by FTSI as the initial report of FTSI to the Commission and as notice that FTSI is the successor issuer to Legacy FTSI under the Exchange Act. FTSI is thereby deemed subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and in accordance therewith will file reports and other information with the Commission. The first periodic report to be filed by FTSI with the Commission will be its Annual Report on Form 10-K for the year ended December 31, 2020.

Item 1.01.  Entry into a Material Definitive Agreement.

ABL Facility and Security Agreement

On the Effective Date and pursuant to the Plan, FTSI and FTS International Services, LLC (collectively with FTSI, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (the “Agent”), pursuant to which the Lenders agreed to provide the Borrowers an asset-based lending credit facility (the “ABL Facility”). The ABL Facility provides the Borrowers with an aggregate principal commitment of up to $40.0 million for revolving credit loans, with a sublimit of $15.0 million for letters of credit. Subject to some conditions, the ABL Facility may be increased up to an additional $15.0 million at the Borrowers’ option if the Lenders agree to increase their commitments. Availability under the ABL Facility is subject to a borrowing base comprised of, among other things, eligible accounts receivable and eligible unbilled accounts receivable. The ABL Facility has a three-year term, with a maturity date of November 19, 2023.

The ABL Facility is guaranteed, subject to some exceptions, by FTSI’s current and future wholly owned domestic subsidiaries (other than foreign subsidiary holding companies). Pursuant to a Guaranty and Security Agreement (the “Security Agreement”) among FTSI and the Agent, dated as of the Effective Date, the obligations under the ABL Facility are, subject to some exceptions, secured by a continuing security interest in substantially all of FTSI’s and the subsidiary guarantors’ assets, including accounts receivable, inventory, some deposit accounts, intellectual property, and the equity of some current and future wholly owned domestic subsidiaries, first-tier foreign subsidiaries and foreign subsidiary holding companies.

Advances under the Credit Agreement accrue interest at a per annum rate equal to, at the Borrowers’ election, either a LIBOR rate plus a margin of 2.25% or 2.50%, depending on the amount of utilization of the ABL Facility, or a base rate determined according to a prime rate or federal funds rate plus a margin of 1.25% or 1.50%, depending on the amount of utilization of the ABL Facility. An unused commitment fee at a rate of 0.375% applies to unutilized borrowing capacity under the ABL Facility. Amounts owing under the ABL Facility may be prepaid at any time without premium or penalty, subject to customary breakage costs in the case of borrowings with respect to which a LIBOR rate election is in effect.

The Credit Agreement contains a springing financial covenant that requires FTSI and its subsidiaries to maintain a consolidated fixed charge coverage ratio of at least 1.0:1.0 during test periods based on borrowing availability under the ABL Facility or following the occurrence of an event of default. The Credit Agreement also includes other negative covenants that are customary for credit facilities of this type, including covenants that, subject to exceptions described in the Credit Agreement, restrict the ability of FTSI and its subsidiaries to: (a) incur additional indebtedness; (b) make investments; (c) make distributions, loans or transfers of assets; (d) enter into, create, incur, assume or suffer to exist any liens; (e) sell assets; (f) enter into transactions with affiliates; (g) merge or consolidate with, or dispose of all assets to a third party, except as permitted thereby; (h) prepay indebtedness; and (i) pay dividends.

The Credit Agreement also contains customary representations and warranties and events of default. If an event of default occurs under the Credit Agreement, then the Agent may, and shall if directed by the Lenders, (a) terminate the Lenders’ commitments to fund any additional revolving credit loans or issue or extend any letters of credit, (b) declare any outstanding loans to be immediately due and payable, (c) require the cash collateralization of issued and outstanding letters of credit and/or (d) foreclose on the collateral securing the obligations under the ABL Facility.

The Borrowers intend to utilize the ABL Facility for the issuance of letters of credit as well as general working capital purposes.  As of the Effective Date, the ABL Facility was undrawn.  The Borrowers have approximately $4.0 million in outstanding letters of credit, which are deemed to be outstanding under the ABL Facility.

The foregoing descriptions of the Credit Agreement and Security Agreement are qualified in their entirety by reference to the full text of the Credit Agreement and Security Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Warrant Agreements

On the Effective Date and pursuant to the Plan, FTSI entered into (i) a Warrant Agreement (the “Tranche 1 Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”), which provides for FTSI’s issuance of up to an aggregate of 1,555,555 Tranche 1 warrants (the “Tranche 1 Warrants”) to purchase outstanding Class A Common Stock, par value $0.01 per share, of FTSI, as reorganized pursuant to and under the Plan (the “New Class A Common Stock”) to former holders of FTS Common Interests on the Effective Date in accordance with the terms of the Plan, the Confirmation Order and the Tranche 1 Warrant Agreement and (ii) a Warrant Agreement (the “Tranche 2 Warrant Agreement” and, together with the Tranche 1 Warrant Agreement, the “Warrant Agreements”) with the Warrant Agent, which provides for FTSI’s issuance of up to an aggregate of 3,888,888 Tranche 2 warrants (the “Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “Warrants”) to purchase New Class A Common Stock to former holders of FTS Common Interests on the Effective Date in accordance with the terms of the Plan, the Confirmation Order and the Tranche 2 Warrant Agreement.

The Warrants are exercisable from the date of issuance until the third anniversary of the Effective Date, at which time all unexercised Warrants will expire, and the rights of the holders of such expired Warrants to purchase New Class A Common Stock will terminate. The Tranche 1 Warrants are initially exercisable for one share of New Class A Common Stock per Tranche 1 Warrant at an initial exercise price of $33.04 per Tranche 1 Warrant (the “Tranche 1 Exercise Price”), and the Tranche 2 Warrants are initially exercisable for one share of New Class A Common Stock per Tranche 2 Warrant at an initial exercise price of $37.14 per Tranche 2 Warrant (the “Tranche 2 Exercise Price” and, together with the Tranche 1 Exercise Price, the “Exercise Prices”), in each case subject to the cashless exercise provisions contained in the Warrant Agreements and subject to adjustment in certain circumstances.

Pursuant to the Warrant Agreements, no holder of a Warrant, by virtue of holding or having a beneficial interest in a Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of FTSI’s directors or any other matter, or exercise any rights whatsoever as a stockholder of FTSI unless, until and only to the extent such holders become holders of record of shares of New Class A Common Stock issued upon settlement of Warrants.

The number of shares of New Class A Common Stock for which a Warrant is exercisable, and the Exercise Prices, are subject to adjustment from time to time upon the occurrence of certain events, including: (1) stock splits, reverse stock splits or stock dividends to holders of New Class A Common Stock or (2) a reclassification in respect of the New Class A Common Stock.

The foregoing description of the Warrant Agreements is qualified in its entirety by reference to the full text of the Warrant Agreements, which are attached hereto as Exhibits 10.3 and 10.4, respectively, and are incorporated herein by reference.

Registration Rights Agreement

On the Effective Date, FTSI entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain stockholders (the “Holders”). The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, upon a request of Holders holding at least 7.5% of the New FTS Equity, FTSI is required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 60 days of the Effective Date (or, if “fresh start” accounting is required, no later than 90 days following the Effective Date). FTSI is required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities. Additionally, the Holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and FTSI’s right to delay or withdraw a registration statement under certain circumstances. FTSI will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the underwriters.

The obligations to register shares under the Registration Rights Agreement will terminate with respect to FTSI and each Holder on the first date upon which the Holder no longer owns any Registrable Securities.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Rights Agreement

On the Effective Date, the Board of Directors of FTSI (the “Board”) declared a dividend of one preferred stock purchase right (a “Right”), payable on November 30, 2020, for each outstanding share of New Class A Common Stock and each outstanding share of FTSI’s Class B Common Stock, par value $0.01 per share (the “New Class B Common Stock” and, together with the New Class A Common Stock, the “New FTS Equity”) outstanding on November 30, 2020 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, FTSI entered into a Rights Agreement (the “Rights Agreement”), dated as of November 19, 2020 between FTSI and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent.

The Board has adopted the Rights Agreement to reduce the likelihood that a potential acquirer would gain (or seek to influence or change) control of FTSI through acquisitions from other stockholders, open market accumulation or other tactics without paying an appropriate premium for FTSI’s shares. In general terms and subject to certain exceptions, it works by imposing a significant penalty upon any person or group that acquires 20% or more of the outstanding New FTS Equity without the approval of the Board.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement. This description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

The Rights

The Board authorized the issuance of a Right with respect to each outstanding share of New FTS Equity on the Record Date. The Rights will initially trade with, and will be inseparable from, the New FTS Equity, and the registered holders of the New FTS Equity will be deemed to be the registered holders of the Rights. Issuances of new shares of New FTS Equity after the Record Date but before the Distribution Date, as defined under the subheading “Exercisability” below, will be accompanied by new Rights.

Prior to the Distribution Date, the Rights will be evidenced by the certificates for (or by the book entry account that evidences record ownership of) the New FTS Equity. After the Distribution Date, the Rights Agent will mail separate certificates (“Rights Certificates”) evidencing the Rights to each record holder of the New FTS Equity as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the New FTS Equity.

Exercisability

The Rights will not be exercisable until after the Distribution Date. After the Distribution Date, each Right will be exercisable to purchase, for $71.00 (the “Purchase Price”), one one-thousandth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the “Preferred Stock”). This portion of a share of Preferred Stock will give the stockholder approximately the same dividend, voting or liquidation rights as would one share of New FTS Equity. Prior to exercise, Rights holders in their capacity as such have no rights as a stockholder of FTSI, including the right to vote and to receive dividends.

The “Distribution Date” generally means the earlier of:

•	the close of business on the 10th business day after the date of the first public announcement that a person or any of its affiliates and associates has become an “Acquiring Person,” as defined below, and

•	the close of business on the 10th business day (or such later day as may be designated by the Board before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

An “Acquiring Person” generally means any person who or which, together with all affiliates and associates of such person obtains beneficial ownership of 20% or more of shares of New FTS Equity, with certain exceptions.

Beneficial Ownership

Certain synthetic interests in securities created by derivative positions (whether or not such interests are considered to be ownership of underlying shares of New FTS Equity or are reportable for purposes of Regulation 13D of the Exchange Act) are treated as beneficial ownership of the number of shares of New FTS Equity equivalent to the economic exposure created by the derivative positions to the extent actual shares of New FTS Equity are directly or indirectly held by counterparties to the derivatives contracts. Swap dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

Preferred Stock

The value of one one-thousandth interest in a share of Preferred Stock should approximate the value of one share of New FTS Equity, subject to adjustment. Each one one-thousandth of a share of Preferred Stock, if issued:

•	will not be redeemable,

•	will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of New FTS Equity, whichever is greater,

•	will entitle holders upon liquidation either to receive $1.00 per share, or an amount equal to the payment made on one share of New FTS Equity, whichever is greater,

•	will have the same voting power as one share of New FTS Equity, and

•	if shares of the New FTS Equity are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of New FTS Equity.

Consequences of a Person or Group Becoming an Acquiring Person

Flip in. Subject to FTSI’s exchange rights, described below, at any time after any person has become an Acquiring Person, each holder of a Right (other than an Acquiring Person, its affiliates and associates) will be entitled on exercise to purchase for each Right held, at the Purchase Price, a number of shares of New Class A Common Stock having a market value of twice the Purchase Price.

Exchange. At any time on or after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of New FTS Equity or the occurrence of any of the events described in the next paragraph), the Board may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person, its affiliates and associates) for shares of New Class A Common Stock at an exchange ratio of one share of New Class A Common Stock per Right.

Flip over. If, after any person has become an Acquiring Person, (1) FTSI is involved in a merger or other business combination in which FTSI is not the surviving corporation or the New FTS Equity is exchanged for other securities or assets or (2) FTSI and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of FTSI and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by an Acquiring Person, its affiliates and associates) will entitle the holder on exercise to purchase for each Right held, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

Expiration

The Rights will expire on November 18, 2021, unless earlier exercised, exchanged, amended or redeemed. If the Board has not renewed the Rights Agreement or called a meeting of stockholders for the purpose of voting on whether or not to renew the Rights Agreement, in each case, by the close of business on the date that is 90 days prior to November 18, 2021, then holders of 25% or more of the outstanding New FTS Equity may submit a written demand directing the Board to submit to a vote of stockholders a resolution renewing the Rights Agreement, and if such resolution is approved by a majority of the outstanding New FTS Equity, the Rights Agreement will be renewed for a period of one year.

Redemption

The Board may redeem all of the Rights at a price of $0.001 per Right at any time before any person has become an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price per Right. The redemption price will be subject to adjustment. If FTSI receives certain qualifying offers, and the Board has not redeemed the Rights or exempted such qualifying offer from the Rights Agreement or called a meeting of stockholders for the purpose of voting on whether or not to exempt such qualifying offer from the Rights Agreement, in each case by 90 days following such qualifying offer, the holders of 25% or more of the outstanding New FTS Equity may submit to the Board a written demand directing the Board to submit to a vote of stockholders a resolution exempting such qualifying offer from the Rights Agreement and, if such resolution is approved by (i) in the case where the consideration is all cash, a majority of the outstanding New FTS Equity, or (ii) in the case where the consideration is other than all cash, 66 2/3% of the outstanding New FTS Equity, then such qualifying offer will be exempt from the Rights Agreement.

Amendment

At any time before any person has become an Acquiring Person, the Rights Agreement may be amended in any respect. After such time, the Rights Agreement may be amended (i) to cure any ambiguity, (ii) to correct any defective or inconsistent provision or (iii) in any respect that does not adversely affect Rights holders (other than any Acquiring Person, its affiliates and associates).

Antidilution

The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

Item 1.02.  Termination of a Material Definitive Agreement.

Equity Interests

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any FTSI Common Interests outstanding prior to the Effective Date were cancelled and all FTSI Common Interests have no further force or effect after the Effective Date. Pursuant to the Plan, the holders of FTSI Common Interests, outstanding prior to the Effective Date received (i) a number of shares of New Class A Common Stock equal to their proportionate distribution of 9.4% of the New FTS Equity (subject to dilution by the Warrants and the Amended and Restated Equity and Incentive Compensation Plan (the “MIP”)), (ii) their proportionate distribution of Tranche 1 Warrants to acquire the New Class A Common Stock and (iii) their proportionate distribution of Tranche 2 Warrants to acquire the New Class A Common Stock.

Debt Securities

In accordance with the Plan, on the Effective Date, all outstanding obligations under Legacy FTSI’s 6.25% senior secured notes due May 1, 2022 (the “Notes”) issued pursuant to the Indenture, dated as of April 16, 2014, among Legacy FTSI, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee (the “Indenture”), were cancelled and the Indenture governing such obligations was cancelled, except to the limited extent expressly set forth in the Plan.

In accordance with the Plan, the holders of the Notes (together with the holders of claims under the Term Loan Agreement (as defined below)) received their proportionate distribution of 90.1% of the New FTS Equity (subject to dilution by the Warrants and the MIP). On the Effective Date, all liens and security interests granted to secure such obligations were automatically terminated and are of no further force and effect.

Term Loan Agreement

Pursuant to the Plan, on the Effective Date, that certain credit agreement, dated as of April 16, 2014, by and among Legacy FTSI, the lenders party thereto, and Wilmington Savings Fund Society, FSB, as successor administrative agent, as amended, restated, amended and restated, modified, or supplemented from time to time (the “Term Loan Agreement”), was cancelled, except to the limited extent expressly set forth in the Plan, and the holders of claims under the Term Loan Agreement (together with the holders of the Notes) received their proportionate distribution of 90.1% of the New FTS Equity (subject to dilution by the Warrants and the MIP). On the Effective Date, all liens and security interests granted to secure such obligations were automatically terminated and are of no further force and effect.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Effective Date, FTSI entered into certain direct financial obligations under the ABL Facility. The description of the ABL Facility set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

On the Effective Date, pursuant to the Plan:

•	10,667,210 shares of New Class A Common Stock were issued to holders of the Notes;

•	1,592,081 shares of New Class A Common Stock were issued to certain lenders under the Term Loan Agreement and 312,306 shares of New Class B Common Stock were issued to one lender under the Term Loan Agreement;

•	1,311,308 shares of New Class A Common Stock, 1,555,521 Tranche 1 Warrants to purchase 1,555,521 shares of New Class A Common Stock and 3,888,849 Tranche 2 Warrants to purchase 3,888,849 shares of New Class A Common Stock were issued to holders of the FTS Common Interests;

•	47,021 shares of New Class A Common Stock were issued to a holder of certain termination claims under the Plan; and

•	70,000 shares of New Class A Common Stock were issued to Covia Holding Corporation (“Covia”) in connection with the termination of their supply agreement with Legacy FTSI and the dispute related thereto. Covia received a number of shares of New Class A Common Stock equal to approximately 0.5% of the New FTS Equity (subject to dilution by the Warrants and the MIP).

As of the Effective Date, there were 13,687,620 shares of New Class A Common Stock and 312,306 shares of New Class B Common Stock issued and outstanding.

The FTS Common Interests were converted into New Class A Common Stock, Tranche 1 Warrants and Tranche 2 Warrants at effective exchange ratios of 0.23850265, 0.28291882 and 0.70729704, respectively, per FTS Common Interest.

The New Class A Common Stock, New Class B Common Stock and Warrants were issued pursuant to the Plan and were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 1145 of the Bankruptcy Code.

Item 3.03.  Material Modifications to Rights of Security Holders.

As provided in the Plan, all notes, equity, agreements, instruments, certificates and other documents evidencing any claim against or interest in the Company were cancelled on the Effective Date, except to the limited extent expressly set forth in the Plan, and the obligations of the Company thereunder or in any way related thereto were fully released. The securities to be cancelled on the Effective Date include all of the FTS Common Interests and the Notes. For further information, see the Explanatory Note and Items 1.01, 1.02, 3.02, 5.01 and 5.03 of this Current Report, which are incorporated herein by reference.

Item 5.01.  Changes in Control of Registrant.

On the Effective Date, all the FTS Common Interests were cancelled, and FTSI issued a number of shares of New Class A Common Stock equal to approximately 9.4% of the New FTS Equity to holders of the FTS Common Interests and a number of shares of New FTS Equity equal to approximately 90.1% of the New FTS Equity to holders of the Notes and lenders under the Term Loan Agreement pursuant to the Plan. For further information, see Items 1.02, 3.02 and 5.02 of this Current Report, which are incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On the Effective Date, Goh Yong Siang, Domenic J. Dell’Osso, Jr., Michael C. Jennings, Carol J. Johnson, Ong Tiong Sin, Ben Russ and John Vaske resigned from the Board of FTSI in accordance with the terms of the Plan.

Appointment of Directors

As of November 19, 2020, by operation of and in accordance with the Plan:

•	the Board consists of five members;

•	Michael J. Doss, the Company’s Chief Executive Officer, will continue to serve as a director; and

•	Eugene Davis, Derek Gipson, Robert Kelly Owen and Christopher Sayer (together with Michael J. Doss, the “New Directors”) were appointed to the Board.

Pursuant to the terms of the Plan and the Third Amended and Restated Restructuring Support Agreement, dated as of August 22, 2020, by and among the Company and the other parties thereto (the “RSA”), the Board consists of (i) the Chief Executive Officer of FTSI; (ii) three directors selected by the Required Consenting Noteholders (as defined in the RSA); and (iii) one director selected by the Required Consenting Term Loan Lenders (as defined in the RSA).

In accordance with the terms of the Plan, the Required Consenting Noteholders have selected Eugene Davis, Robert Kelly Owen and Christopher Sayer to serve as directors, and the Required Consenting Term Loan Lenders have selected Derek Gipson to serve as a director.

The Board consists of a single class of directors with the initial term of office to expire at FTSI’s 2021 annual meeting of stockholders or until such director’s earlier death, resignation or removal.

The current committees of the Board and directors appointed to each committee are as follows:

•	Audit Committee: Derek Gipson (Chair) and Robert Kelly Owen.

•	Compensation Committee: Robert Kelly Owen (Chair) and Eugene Davis.

•	Nominating, Corporate Governance and Strategy Committee: Eugene Davis (Chair), Derek Gipson, Robert Kelly Owen and Christopher Sayer.

In connection with their appointment, the New Directors will each enter into an indemnification agreement with the Company providing for indemnification to the fullest extent permitted by law for claims relating to their service to the Company or its subsidiaries. This summary is qualified in its entirety by reference to the full text of the Company’s form of indemnification agreement, which is attached hereto as Exhibit 10.6 and incorporated by reference herein.

There is no other arrangement or understanding between the New Directors and any other persons pursuant to which they were appointed as members of the Board. The New Directors do not have any family relationship with any director or executive officer of the Company. There is no relationship between the New Directors and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Amended and Restated Severance Agreements

In accordance with the Plan, each severance agreement previously entered into by and between FTSI and each member of Senior Management (as defined in the Plan), including each of the named executive officers (Michael J. Doss, Chief Executive Officer, Buddy Petersen, Chief Operating Officer, and Lance Turner, Chief Financial Officer) was amended and restated as of the Effective Date (“Amended Severance Agreements”). The Amended Severance Agreements provide for:

•	Restoration of base salaries for Mr. Doss and Mr. Petersen to an annual rate of $722,500 and $637,500, respectively when the Company’s adjusted EBITDA is $10 million on an annualized basis for three consecutive months, and full restoration base salaries for Mr. Doss and Mr. Petersen to pre-January 2020 levels (an annual rate of $850,000 and $750,000, respectively) when adjusted EBITDA is $20 million on an annualized basis for three consecutive months. For other members of Senior Management, base salaries will be restored to pre-January 2020 levels when EBITDA is positive for three consecutive months, which, for Mr. Turner, will be an annual rate of $425,000.

•	Emergence cash awards to be paid within five days after the occurrence of the Plan Effective Date in an aggregate amount of $1 million for members of Senior Management, including $320,000 for Mr. Doss, $120,000 for Mr. Petersen and $245,000 for Mr. Turner, subject to repayment by the applicable executive on an after-tax basis in the event of a termination of the executive’s employment by the Company for cause or by the executive without good reason (as such terms are defined in the Amended Severance Agreements) within 12 months of the date of payment.

•	Clarification that the executives’ base salaries for purposes of determining any severance benefits will not be less than the executives’ base salaries in effect as of December 2019.

•	Enhanced severance multiples in the event of a termination within 12 months following a change in control to 2.5x annual compensation (as defined in the Amended Severance Agreement) for Mr. Doss, 2.0x annual compensation for Mr. Petersen and 1.5x annual compensation for each other member of Senior Management, including Mr. Turner.

•	Reimbursement for costs, fees and expenses of outplacement assistance services (not to exceed $20,000) as a component of the severance benefits provided to each member of Senior Management.

•	Removal of equity award vesting provisions previously included as a component of severance benefits for Senior Management.

The foregoing description of the Amended Severance Agreements is qualified in its entirety by reference to the full text of the Amended Severance Agreements, a form of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Amended and Restated Equity and Incentive Compensation Plan

Effective as of the Effective Date, FTSI will adopt the MIP, which shall reserve 2,160,492 shares of New Class A Common Stock for issuance under the MIP.

The MIP will provide that 1,080,246 shares of the New Class A Common Stock reserved for issuance under the MIP will be granted on the Effective Date in the form of restricted stock units, performance stock units and option rights and on terms (including performance metrics and vesting criteria) set forth in the MIP and applicable award documentation (the “Emergence Grants”). Emergence Grants will be made to members of Senior Management, including the named executive officers as set forth in the table below.

	Option Rights (#)	Performance Stock Units (#)	Restricted Stock Units (#)	Total
Michael J. Doss	94,521	94,522	189,043	378,086
Buddy Petersen	67,514	67,516	135,031	270,061
Lance Turner	40,509	40,510	81,018	162,037

The remaining shares of New Class A Common Stock reserved for issuance under the MIP (up to 1,080,246 shares) will be available to be allocated after the Effective Date, in the form and on terms as determined by the Board.

The foregoing description of the MIP is qualified in its entirety by reference to the full text of the MIP, a copy of which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amended and Restated Certificate of Incorporation

On the Effective Date, pursuant to the Plan, FTSI filed the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State. Also on the Effective Date, in accordance with the Plan, FTSI adopted the Amended and Restated Bylaws (the “Bylaws”).

Pursuant to the Certificate of Incorporation, the authorized capital stock of FTSI consists of 49,000,000 shares of New Class A Common Stock and 1,000,000 shares of New Class B Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The New Class B Common Stock is identical to the New Class A Common Stock, except that such New Class B Common Stock shall not be listed for trading on any national securities exchange or NASDAQ, nor shall it be listed over-the-counter. Upon the written request of a holder of New Class B Common Stock, and in compliance with the provisions of the Certification of Incorporation, the shares of New Class B Common Stock shall be exchangeable into the same number of shares of New Class A Common Stock.

Each holder of shares of New FTS Equity shall be entitled to one vote for each share of New FTS Equity held of record by such holder on all matters on which stockholders generally are entitled to vote.

Preferred Stock

Shares of Preferred Stock may be issued in one or more classes or series from time to time, with each such class or series to consist of such number of shares and to have such designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series as shall be stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Board.

It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the New FTS Equity until the Board determines the specific rights of the holders of the Preferred Stock. However, these effects might include:

•	restricting dividends on the New FTS Equity;

•	diluting the voting power of the New FTS Equity;

•	impairing the liquidation rights of the New FTS Equity; and

•	delaying or preventing a change in control of FTSI.

Anti-Takeover Provisions

Some provisions of Delaware law, the Certificate of Incorporation and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of FTSI by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the New FTS Equity.

Certain Related Party Transactions

The Certificate of Incorporation provides that Related Party Transactions (as defined below) require (a) if the Related Party Transaction is an agreement or transaction described in clauses (i), (ii) or (iii) of the definition of “Related Party Transaction” and the consideration is all cash, the affirmative vote of the majority of the disinterested stockholders or (b) if (x) the Related Party Transaction is an agreement or transaction described in clauses (i), (ii) or (iii) of the definition of “Related Party Transaction” and any part of the consideration to be paid in such Related Party Transaction is other than cash or (y) the Related Party Transaction is an agreement or transaction described in clauses (iv), (v), (vi) or (vii) of the definition of “Related Party Transaction”, the affirmative vote of 66 2/3% of the disinterested stockholders. Any amendment of this provision of the Certificate of Incorporation will require the affirmative vote of 66 2/3% of the stockholders. “Related Party Transaction” includes the following transactions between FTSI and any stockholder that, together with any of its affiliates, owns 20% or more of the voting stock of FTSI (a “Related Person”): (i) any merger or consolidation of FTSI or a subsidiary with a Related Person, (ii) any sale, transfer or other disposition of 10% or more of the consolidated assets of FTSI and its subsidiaries to a Related Person, (iii) the issuance of any securities of FTSI or a subsidiary to a Related Person, (iv) the adoption of any plan for the liquidation or dissolution of FTSI proposed by any Related Person, (v) any reclassification of securities or recapitalization of FTSI or merger or consolidation of FTSI with one or more subsidiaries that would have the effect of increasing the voting power of a Related Person in FTSI or a subsidiary, (vi) the acquisition or receipt of any assets or securities of a Related Person by FTSI or a subsidiary or (vii) any loan or other financial assistance by FTSI or a subsidiary for the benefit of a Related Person.

Business Combinations under Delaware Law

A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation.  FTSI has “opted out” from the application of Section 203 of the Delaware General Corporation Law.

Number and Election of Directors

The number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board.

Calling of Special Meeting of Stockholders

Special meetings of the stockholders may be called by the Board, the Chairman of the Board or the President or the Secretary of FTSI (the “Secretary”). A special meeting of the stockholders will be called by the Secretary upon the delivery of a written request to FTSI by the holders of record of at least 25% of the voting power of the outstanding capital stock of FTSI entitled to vote on the matter or matters to be brought before the proposed special meeting.

Amendments to the Bylaws

The Bylaws may be amended or repealed or new bylaws may be adopted by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Secretary prior to the meeting at which the action is to be taken. For business to be conducted at an annual meeting of stockholders, to be timely, notice must be received at the principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the immediately preceding annual meeting of stockholders. For business to be conducted at a special meeting of stockholders, to be timely, notice must be received at the principal executive offices not less than 120 days nor more than 150 days prior to the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. The Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. The Bylaws also describe certain criteria for when stockholder meetings requested by stockholders need not be held.

Directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of at least a majority of the outstanding shares of New FTS Equity entitled generally to vote in the election of directors.

Newly Created Directorships and Vacancies on the Board

Under the Bylaws, any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board for any reason may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

No Cumulative Voting

The Certificate of Incorporation provides that there will be no cumulative voting in the election of directors.

Authorized but Unissued Shares

Under Delaware law, FTSI’s authorized but unissued shares of New FTS Equity are available for future issuance without stockholder approval. FTSI may use these additional shares of New FTS Equity for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of New FTS Equity could render more difficult or discourage an attempt to obtain control of FTSI by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The Certificate of Incorporation provides that, unless FTSI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery does not have jurisdiction, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware)) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of FTSI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of FTSI to FTSI or FTSI’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, (v) any action asserting a claim governed by the internal affairs doctrine, or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law.

The Certificate of Incorporation provides that, unless FTSI consents in writing to the selection of an alternative forum, the federal district courts in Delaware will be the sole and exclusive forum for any action brought under the Securities Act.

The foregoing description of the Certificate of Incorporation and Bylaws is qualified in its entirety by reference to the full text of the Certificate of Incorporation and the Bylaws, copies of which are attached hereto as Exhibits 3.1 and 3.2 and are incorporated herein by reference.

Certificate of Designations

In connection with the adoption of the Rights Agreement, on November 19, 2020, FTSI filed a Certificate of Designations of Series A Participating Cumulative Preferred Stock with the Delaware Secretary of State. A copy of the Certificate of Designations of Series A Participating Cumulative Preferred Stock is attached hereto as Exhibit 3.3 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On the Effective Date, FTSI issued a press release announcing its emergence from the Chapter 11 Cases. A copy of the press release has been furnished as Exhibit 99.2 to, and is incorporated by reference into, this Current Report.

The information contained in Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of FTSI’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.2 or any information included in this Item 7.01 or therein) shall not be deemed an admission as to the materiality of any information in this Item 7.01 or Exhibit 99.2 that is required to be disclosed solely by reason of Regulation FD.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements identified by words such as “could,” “should,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “potential,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effects of the Chapter 11 Cases on the Company’s liquidity or results of operations or business prospects; the effects of the Chapter 11 Cases on the Company’s business and the interests of various constituents; further declines in domestic spending by the onshore oil and natural gas industry; continued volatility in oil and natural gas prices; the effect of a loss of, financial distress of, or decline in activity levels of, one or more significant customers; actions of the Organization of the Petroleum Exporting Countries, or OPEC, its members and other state-controlled oil companies relating to oil price and production controls; the Company’s inability to employ a sufficient number of key employees, technical personnel and other skilled or qualified workers; the price and availability of alternative fuels and energy sources; the discovery rates of new oil and natural gas reserves; the availability of water resources, suitable proppant and chemicals in sufficient quantities and pricing for use in hydraulic fracturing fluids; uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing; potential securities litigation and other litigation and legal proceedings, including arbitration proceedings; the Company’s ability to participate in consolidation opportunities within its industry; the ability to successfully manage the economic and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns, including the COVID-19 pandemic; the ultimate geographic spread, duration and severity of the COVID-19 outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain such outbreak or treat its impact ; the ultimate duration and impact of geopolitical events that adversely affect the price of oil, including the Saudi-Russia price war earlier this year; and a deterioration in general economic conditions or a weakening of the broader energy industry. Any forward-looking statement made in this Current Report on Form 8-K speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, except as required by law.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s filings with the Commission. The risk factors and other factors noted in the Company’s filings with the Commission could cause the Company’s actual results to differ materially from those contained in any forward-looking statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
2.1	Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc., and its Debtor Affiliates (incorporated by reference to Exhibit A of the Confirmation Order, filed as Exhibit 99.1 to FTSI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed on November 6, 2020).
3.1	Amended and Restated Certificate of Incorporation of FTS International, Inc.
3.2	Amended and Restated Bylaws of FTS International, Inc.
3.3	Certificate of Designations of Series A Participating Cumulative Preferred Stock of FTS International, Inc.
4.1	Specimen Class A Common Stock Certificate.
4.2	Rights Agreement, dated as of November 19, 2020, between FTS International, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent.
10.1*	Credit Agreement, dated as of November 19, 2020, by and among FTS International, Inc., FTS International Services, LLC, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.
10.2*	Guaranty and Security Agreement, dated as of November 19, 2020, among FTS International, Inc. and Wells Fargo Bank, National Association.
10.3	Tranche 1 Warrant Agreement dated as of November 19, 2020, by and among FTS International, Inc. and American Stock Transfer & Trust Company, LLC.

10.4	Tranche 2 Warrant Agreement dated as of November 19, 2020, by and among FTS International, Inc. and American Stock Transfer & Trust Company, LLC.
10.5	Registration Rights Agreement, dated November 19, 2020, between FTS International, Inc. and certain holders party thereto.
10.6	Form of Indemnification Agreement.
10.7	Form of Amended Severance Agreement.
10.8	Amended and Restated Equity and Incentive Compensation Plan.
99.1	Order Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc., and its Debtor Affiliates (incorporated by reference to Exhibit 99.1 to FTSI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed on November 6, 2020).
99.2	Press Release, dated November 19, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*  Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTS INTERNATIONAL, INC.

By:	/s/ Jennifer Keefe
Name: Jennifer Keefe
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Date: November 19, 2020